Exhibit 99.1

Press Release Dated April 22, 2015

NEWS RELEASE

April 22, 2015

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.1 million or $.51 per common share for the quarter ended March 31, 2015. Net income for the current quarter decreased $84 thousand or 2.0% compared to the quarter ended December 31, 2014, unchanged on a per common share basis. Net income for the current quarter is up $704 thousand or 20.9% when compared to the first quarter of 2014, which represents an increase of $.13 per common share.

“The level of progress we’ve made in recent quarters in the overall credit quality of the loan portfolio remains strong,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “While restructured loans edged up for the quarter, our overall nonperforming loans remain near the five-year low point of the previous quarter. Other credit quality metrics, including our watch list, adversely classified loans, and loans past due 30-89 days, are each at five-year lows.”

“We are pleased with the termination during the first quarter of the agreement entered into between our subsidiary, United Bank & Trust Company, and its banking regulators. This action reflects the overall improvements made in the Company’s financial condition and credit quality,” continues Mr. Hillard.

“Looking forward, we intend to redeem the remaining 10,000 shares of our outstanding preferred stock during the second quarter of 2015. The timing of any such redemption, however, is contingent on receiving approval from our banking regulators,” says Mr. Hillard.

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Nonaccrual loans	$11,113	$11,508	$15,530	$18,095	$24,720
Loans 90 days or more past due and still accruing	2	-	-	-	434
Restructured loans	25,833	24,429	25,289	25,456	25,944
Total nonperforming loans	36,948	35,937	40,819	43,551	51,098

Other real estate owned	29,700	31,960	34,766	39,034	35,444
Other foreclosed assets	66	52	25	12	-
Total nonperforming assets	$66,714	$67,949	$75,610	$82,597	$86,542

Ratio of total nonperforming loans to total loans	4.0%	3.9%	4.3%	4.5%	5.2%
Ratio of total nonperforming assets to total assets	3.7	3.8	4.3	4.6	4.8

Farmers Capital Bank Corporation * Page 1 of 6

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at December 31, 2014	$11,508	$24,429	$31,960
Additions	762	2,740	-
Principal paydowns	(884)	(1,336)	-
Transfers to other real estate owned/other foreclosed assets and other increases	(175)	-	206
Charge-offs/write-downs	(98)	-	-
Proceeds from sales	-	-	(2,540)
Net gain on sales	-	-	74
Balance at March 31, 2015	$11,113	$25,833	$29,700

Nonaccrual loans decreased $395 thousand or 3.4% during the quarter, driven mainly by principal payments received. Principal paydowns include $500 thousand related to a single larger-balance credit secured by a real estate development project. There were no individual credits of significant size added to nonaccrual loans during the quarter. The decrease in other real estate owned was driven by sales activity, which resulted in a net gain of $74 thousand. Property sales for the quarter include one larger-balance residential real estate development property sold for $986 thousand. The company also sold a larger-balance residential real estate property for $525 thousand. These two transactions resulted in a $4 thousand net gain in the aggregate.

The $1.4 million increase in restructured loans was driven by the addition of an already existing commercial real estate credit in the amount of $2.7 million. The Company took the opportunity to purchase a portion of a loan that was previously participated to a nonaffiliated bank that had since been restructured. Although the Company’s goals include reducing nonperforming assets, the purchase price was at a meaningful 15% discount. The loan is performing under the terms of the restructuring and the borrower’s financial position has steadily improved. The $428 thousand discount on the purchase will be accreted into interest income over the remaining four month contractual life of the loan ending in June 2015. The total outstanding balance related to this credit was $11.4 million at March 31, 2015. This represents 44.3% of the Company’s total restructured loans and is the largest such individual credit. This loan was restructured during 2012 following an interest rate concession and extended amortization term.

The allowance for loan losses was $12.6 million or 1.36% of loans outstanding at March 31, 2015. At December 31, 2014, the allowance for loan losses was $14.0 million or 1.50% of net loans outstanding. Net loan recoveries were $182 thousand in the current three months compared with net charge-offs of $153 thousand in the linked quarter. Net loan recoveries as a percentage of outstanding loans were 0.02% for the current quarter. Loans were $927 million at quarter-end, a decrease of $4.6 million or 0.5% for the quarter. During a period of eight consecutive quarters of declining loan balances, this represents the smallest quarterly decline since the fourth quarter of 2013.

First Quarter 2015 Compared to Fourth Quarter 2014

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Net income was $4.1 million or $.51 per common share for the first quarter of 2015, a decrease of $84 thousand and unchanged on per common share basis compared to the linked quarter. The decrease in net income is primarily attributed to higher salaries and employee benefits expense of $780 thousand or 10.3% and lower net interest income of $327 thousand or 2.5%, partially offset by a decrease in net other real estate expense of $1.3 million or 97%.

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The $327 thousand decrease in net interest income was driven by lower interest income of $451 thousand or 2.9%, which outweighed a decline in interest expense of $124 thousand or 5.3%. Interest income on loans decreased $446 thousand or 3.7%. Interest expense on deposits decreased $95 thousand or 10.4% in the comparison and interest expense on borrowed funds declined $29 thousand or 2.0%.

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Net interest margin was 3.25% for the current quarter, a decrease of five basis points from 3.30% in the linked quarter. Net interest spread was 3.09% and 3.15% in the current and linked quarters, respectively. Overall cost of funds decreased three basis points to 0.69%.

Farmers Capital Bank Corporation * Page 2 of 6

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The Company recorded a credit to the provision for loan losses of $1.5 million and $1.6 million for the current and linked quarter, respectively. Despite an increase in performing restructured loans for the quarter, recent overall improvements in credit quality trends remain positive. Watch list and substandard loans each edged downward for the quarter. Nonaccrual loans declined $395 thousand or 3.4%, but were more than offset by an increase in restructured loans of $1.4 million or 5.7%. Early stage delinquencies (loans which are past due between 30 to 89 days) were flat at 0.15% of total loans, which represents the lowest rate in the last five years.

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Noninterest income was $5.4 million for the current quarter, a decrease of $326 thousand or 5.7% in the comparison. The decrease in noninterest income is mainly attributed to lower income from service charges and fees on deposits of $129 thousand or 6.8% and lower trust fees of $117 thousand or 17.0%. The decrease in service charges and fees on deposits is attributed to lower overdraft fees of $145 thousand or 13.2% related to a decline in volume. The decrease in trust fees was driven by an unusually large estate fee of $162 thousand that boosted fees in the prior quarter.

●	Allotment processing fees decreased $29 thousand, relatively unchanged in the quarterly comparison.
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Noninterest expenses were $14.5 million, a decrease of $264 thousand or 1.8%. The decrease was driven by lower expenses related to repossessed real estate of $1.3 million, partially offset by an increase in salaries and employee benefits of $780 thousand. The decrease in repossessed real estate expenses was driven by lower impairment charges of $552 thousand and lower development, operating, and maintenance costs of $441 thousand. The prior period also included a net loss from property sales of $230 thousand, compared with a net gain in the current period of $74 thousand.

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The increase in salaries and employee benefits was driven by higher benefit expenses of $500 thousand. Benefit expense is up mainly due to an increase in claims related to the Company’s self-funded health insurance plan and, to a lesser degree, an increase in the actuary-determined postretirement benefit expense. Salaries and related payroll taxes were up $276 thousand or 4.4%.

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Income tax expense was $1.4 million for the current quarter, a decrease of $332 thousand or 19.1% compared with $1.7 million for the linked quarter. The effective income tax rates were 25.6% and 29.5% for the current and linked quarter, respectively.

First Quarter 2015 Compared to First Quarter 2014

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Net income was $4.1 million for the first quarter of 2015, an increase of $704 thousand or 20.9% compared to $3.4 million for the first quarter of 2014. Net income was $.51 on a per common share basis, up $.13 or 34.2% in the comparison boosted $.04 by a decrease in preferred stock dividends related to share redemptions. The increase in net income is primarily attributed to a lower provision for loan losses of $1.7 million and a reduction in net other real estate expense of $1.0 million, partially offset by an increase in salaries and employee benefits expense of $969 thousand and a decrease in net interest income of $676 thousand or 4.9%.

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The $676 thousand decrease in net interest income was driven by lower interest income of $1.2 million or 7.0%, which more than offset a reduction in interest expense of $478 thousand or 17.7%. Interest income on loans and investment securities decreased $926 thousand or 7.3% and $253 thousand or 6.8%, respectively. Interest expense on deposits decreased $382 thousand or 31.8% in the comparison and interest on borrowed funds declined $96 thousand or 6.4%.

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Net interest margin was 3.25% for the current quarter, down 16 basis points compared with 3.41% a year earlier. Net interest spread was 3.09% and 3.25% in the current and year-ago quarters, respectively. Overall cost of funds decreased 12 basis points to 0.69%.

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The company recorded a credit to the provision for loan losses of $1.5 million for the current quarter compared to a provision expense of $132 thousand in the first quarter of 2014. The $1.7 million decrease is attributed to continuing improvements in the credit quality of the loan portfolio. Early stage delinquencies have decreased $1.1 million or 45.2% from a year ago. Nonperforming loans are down $14.2 million or 27.7%, primarily as a result of a decrease in nonaccrual loans. Watch list loans declined $27.5 million or 21.6%.

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Noninterest income was $5.4 million, relatively unchanged in the comparison. The more significant changes include higher net gains on the sale of investment securities of $111 thousand, higher net gains on the sale of loans of $68 thousand, and lower service charges and fees on deposits of $144 thousand or 7.5%.

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The increase in net gains on the sale of investment securities is attributed to normal asset/liability management strategies which result in periodic sales at irregular intervals based on current strategies. In the first quarter a year ago, net gains on the sale of loans included $92 thousand of nonrecurring losses, $46 thousand related to a group of loans reclassified from held for sale to held for investment and $46 thousand related to a group of mortgage loans sold. The decrease in service charges and fees on deposits is primarily due to lower overdraft fees of $153 thousand or 13.8%.

Farmers Capital Bank Corporation * Page 3 of 6

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Noninterest expenses were $14.5 million for the current quarter, an increase of $80 thousand or 0.6%. The increase was related to higher salaries and employee benefit expenses of $969 thousand or 13.2%, offset by a decrease in expenses related to repossessed real estate of $1.0 million or 96%.

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The decline in repossessed real estate expenses is primarily a result of impairment charges of $906 thousand recorded in the first quarter of 2014. There were no impairment charges for the current quarter. Development, operating, and maintenance costs were down $129 thousand or 52.0%.

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The increase in salaries and employee benefits was driven by higher benefit expenses of $600 thousand. Benefit expense is up mainly due to an increase in claims related to the Company’s self-funded health insurance plan and, to a lesser degree, an increase in the actuary-determined postretirement benefit expense. Salaries and related payroll taxes were up $371 thousand or 6.1%.

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Income tax expense was $1.4 million for the current quarter, an increase of $285 thousand compared to $1.1 million for the first quarter of 2014. The effective income tax rates were 25.6% and 24.9% for the current and year-ago quarters, respectively.

Balance Sheet

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Total assets were $1.8 billion at March 31, 2015, up $32.7 million or 1.8% from year-end 2014. Cash and cash equivalents increased $17.9 million or 17.8%. Investment securities are up $22.6 million or 3.6%. Loans and other real estate owned decreased $4.6 million or 0.5% and $2.3 million or 7.1%, respectively.

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Cash, cash equivalents, and investment securities remain elevated as a result of the Company’s overall net funding position and an overall lack of high quality loan demand. The fair market value adjustment related to investment securities in the available for sale portfolio increased $2.8 million during the quarter due mainly to favorable changes in market interest rates, primarily on longer dated maturities.

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Net loan repayments decreased total loans outstanding during the quarter. The $4.6 million decrease in net loans represents the smallest quarterly decline since the fourth quarter of 2013. Declining loan balances include early payoffs of five larger credits ranging between $1.2 million to $4.2 million, which were refinanced by competitors with terms below the Company’s underwriting standards. Loan payments include $884 thousand related to nonaccrual loans during the quarter.

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The allowance for loan losses was $12.6 million or 1.36% of loans outstanding at March 31, 2015 compared with $14.0 million or 1.50% at December 31, 2014. Net loan recoveries were $182 thousand for the current quarter compared with net loan charge-offs of $153 thousand for the linked quarter. Net loan recoveries as a percentage of outstanding loans were 0.02% in the current quarter.

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Nonperforming loans increased $1.0 million or 2.8% during the quarter, led by a $1.4 million or 5.7% increase in performing restructured loans. The ratio of nonperforming loans to total loans was 4.0% at March 31, 2015, a marginal increase compared with last quarter’s 5-year low of 3.9%.

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The decrease in the allowance for loan losses was driven by a $1.5 million credit to the provision for loan losses, which reflects continued improvement to historical loss rates, adjusted for current risk factors. Historical loss rates have improved as lower recent net charge-offs has replaced higher levels experienced in the earlier periods of the Company’s rolling 16 quarter look-back period. Improvements in the overall credit quality of the loan portfolio and a decrease in the size of the portfolio have also contributed to the lower allowance.

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Total nonperforming assets were $66.7 million, a decrease of $1.2 million or 1.8% for the quarter. This represents the lowest balance since the third quarter of 2009. Other real estate owned was $29.7 million at quarter-end, a decrease of $2.3 million or 7.1% compared to $32.0 million at year-end 2014. The decrease was driven by sales activity of $2.5 million, resulting in a net gain of $74 thousand. Other real estate owned has been reduced to the lowest level since the third quarter of 2010.

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Total deposits were $1.4 billion at quarter-end, an increase of $29.2 million or 2.1% compared with year-end. Noninterest bearing deposit balances increased $12.4 million or 4.3%. Interest bearing deposits increased $16.8 million or 1.5%.

Farmers Capital Bank Corporation * Page 4 of 6

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Short-term borrowings were $26.4 million, a decrease of $2.2 million or 7.7% in the linked quarter comparison. The decrease is attributed to a decline in repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings were unchanged at $169 million.

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Shareholders’ equity was $177 million, an increase of $4.5 million or 2.6% for the quarter. The increase was due primarily to net income of $4.1 million and other comprehensive income of $591 thousand. The increase in other comprehensive income was driven by an increase in the after-tax unrealized gain related to the available for sale investment securities portfolio of $1.8 million, partially offset by a $1.2 million decline in the after-tax amount related to the Company’s liability for postretirement medical benefits plan. Dividends on preferred stock were $225 thousand.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized” and the regulatory capital level for the remaining bank under agreement with its regulatory agencies exceeds the targets established in that agreement.

Dividend Status

The Company is no longer required to receive permission from its banking regulators to make interest payments on its trust preferred securities or to pay dividends on its common and preferred stock. However, the Company’s current goal is to redeem all of its outstanding preferred stock before considering the payment of a dividend on its common stock. The Company redeemed 20,000 shares, or two-thirds, of its outstanding preferred stock during 2014. Further redemptions, which require regulatory approval, will be based on satisfactory financial performance and take into consideration the Company’s capital position, earnings, asset quality, and other factors. The timing and amount of any further redemption by the Company of its remaining outstanding preferred stock will be disclosed when it is assured.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 5 of 6

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income	$15,220	$15,671	$16,374
Interest expense	2,217	2,341	2,695
Net interest income	13,003	13,330	13,679
Provision for loan losses	(1,545)	(1,572)	132
Net interest income after provision for loan losses	14,548	14,902	13,547
Noninterest income	5,441	5,767	5,373
Noninterest expenses	14,510	14,774	14,430
Income before income tax expense	5,479	5,895	4,490
Income tax expense	1,405	1,737	1,120
Net income	$4,074	$4,158	$3,370

Net income	$4,074	$4,158	$3,370
Less preferred stock dividends and discount accretion	225	377	537
Net income available to common shareholders	$3,849	$3,781	$2,833

Basic and diluted net income per common share	$.51	$.51	$.38

Averages
Loans, net of unearned interest	$923,420	$940,981	$994,050
Total assets	1,809,560	1,787,141	1,812,636
Deposits	1,410,344	1,383,578	1,402,049
Shareholders’ equity	175,973	177,817	175,886

Weighted average common shares outstanding – basic and diluted	7,490	7,487	7,479

Return on average assets	.91%	.92%	.75%
Return on average equity	9.39%	9.28%	7.77%

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$118,848	$100,914
Investment securities	652,753	630,116
Loans, net of allowance of $12,606 and $13,968	914,783	917,975
Other assets	128,954	133,601
Total assets	$1,815,338	$1,782,606

Deposits	$1,416,376	$1,387,161
Federal funds purchased and other short-term borrowings	26,383	28,590
Other borrowings	168,660	168,694
Other liabilities	26,494	25,232
Total liabilities	1,637,913	1,609,677

Shareholders’ equity	177,425	172,929
Total liabilities and shareholders’ equity	$1,815,338	$1,782,606

End of period tangible book value per common share[1]	$22.30	$21.69
End of period per common share closing price	23.25	23.29

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation * Page 6 of 6